U.S. Shipping Partners L.P. Reports Fourth Quarter and Full Year 2007 Financial Results

EDISON, NJ -- 02/11/2008 -- U.S. Shipping Partners L.P. (NYSE: USS) (the "Partnership") today reported its results for the fourth quarter and year ended December 31, 2007.

The Partnership had voyage revenue of $43.5 million, operating income of $4.9 million and a net loss of $1.4 million for the three months ended December 31, 2007 compared to voyage revenue of $36.8 million, operating income of $3.3 million and a net loss of $0.9 million for the same period in 2006.

Earnings before interest, taxes and depreciation and amortization ("EBITDA"), a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information," was $14.7 million for the three months ended December 31, 2007 compared to $11.7 million for the comparable period in 2006.

The Partnership had voyage revenue of $176.7 million, operating income of $25.4 million and net income of $4.8 million for the year ended December 31, 2007 compared to voyage revenue of $150.1 million, operating income of $18.3 million and net income of $5.9 million for the year ended December 31, 2006.

EBITDA was $63.8 million for 2007 compared to $49.5 million for 2006.

As previously announced, the Partnership declared a distribution of $0.45 per common unit in respect of the fourth quarter, or $1.80 per common unit for full year 2007. In addition, the Partnership announced that United States Shipping Master LLC, the holder of the Partnership's subordinated units and general partner units, requested that the Partnership not pay the fourth quarter distribution on the subordinated units and general partner units and instead retain the cash for working capital purposes; to increase reserves available for payment of future quarterly distributions on its common units; for the completion of its capital construction program; and to strengthen coverage with respect to the Partnership's financial covenants under its credit facility in future periods.

Paul Gridley, CEO of U.S. Shipping Partners, said: "Operationally, the Partnership had a good fourth quarter and year. We have taken steps to buttress our liquidity in light of the uncertain economic and market conditions we and our industry face. As a result of our projected utilization and charter rates for our fleet in 2008 (including the expected on-time and on-budget delivery in 2008 of our two ATBs currently under construction), along with the cash we will preserve by not paying distributions on our subordinated and general partner units, we are confident that we will have sufficient liquidity in 2008 to continue to pay the minimum $0.45 quarterly distribution on our common units and be in compliance with all financial covenants under our credit facilities."

Three Months Ended December 31, 2007

For the three months ended December 31, 2007, voyage revenues were $43.5 million, an increase of $6.7 million from $36.8 million for the same period in 2006, despite the fact that the ITB Baltimore was out of service for the 25 days during the quarter that were required to complete the repair of damages it sustained during Hurricane Dean while in the shipyard after completing its regularly scheduled drydocking. The increase in voyage revenues and operating income was due primarily to the addition of the ATB Freeport, which was placed in service in July 2007 and contributed $4.5 million in voyage revenues in the fourth quarter of 2007. Additionally, an increase in charter rates and the number of days worked (due to a lower number of drydocks in 2007), contributed an additional $2.2 million of voyage revenues in the three months ended December 31, 2007, compared to the same period in 2006. On December 14, 2007, the ITB Philadelphia commenced a single voyage to transport grain from the U.S. to Africa for various humanitarian organizations. In addition to transporting the grain to the east coast of Africa, the Partnership is required to bag all of the grain following discharge and transport a portion of the grain via truck to points inland. In accordance with US GAAP, the Partnership will not recognize voyage revenue or voyage expenses on this voyage until the grain is delivered to its final destination in February 2008. At this time the grain has been discharged from the vessel and is being transported to its final destination. At December 31, 2007, total deferred costs for this voyage were approximately $1.4 million.

During the three months ended December 31, 2007, voyage expenses increased $2.0 million, depreciation and amortization expense increased $1.6 million and vessel operating expenses increased $1.5 million. The addition of the ATB Freeport accounted for additional voyage expenses of $1.2 million and an increase in fuel charges for the remaining fleet increased voyage expenses by $1.1 million (although our chartering contracts generally protect us from increased fuel costs); these increases were offset by lower port charges and commission expenses aggregating $0.3 million. The increase in depreciation and amortization expense is primarily due to additional amortization of drydock expenditures of $1.2 million, principally resulting from drydocks completed in 2006 and early 2007, and $0.8 million attributable to the addition of the ATB Freeport. These increases to depreciation and amortization expense were offset by a decrease of $0.4 million resulting from an adjustment to the values assigned to the vessels in the original purchase of the ITBs due to net payments made to us under the Hess Support Agreement, which were considered an adjustment to the original purchase price. The increase in vessel operating expenses is primarily due to the addition of the ATB Freeport, which increased vessel operating expenses by $1.4 million. Additionally, repairs and maintenance expense and crew wages and benefits each increased by $0.6 million. The increase in crew wages and benefits resulted from a new collective bargaining agreement with the union that covers the officers of the Partnership's vessels. These increases were offset by a $1.1 million net decrease in all other vessel operating expenses.

General and administrative expenses were unchanged in the three months ended December 31, 2007 compared to the same period in 2006. Employee compensation decreased by $0.2 million for the three months ended December 31, 2007 compared to the same period in 2006 due to a reduction in incentive compensation. Professional fees, including those incurred by the joint venture entered into by the Partnership in 2006 to construct new product tankers (the "Joint Venture"), increased by $0.2 million. Interest expense increased by $0.9 million for the three months ended December 31, 2007 compared to the same period in 2006 due primarily to increased borrowings. Interest income earned by the Partnership decreased by $1.2 million, primarily due to reduced balances in the Partnership's restricted cash accounts as funds were released in connection with the construction of the Articulated Tug Barges (the "ATBs") and the Joint Venture tankers. The restricted cash accounts consist of two escrow accounts which were established as part of the Partnership's 2006 debt and equity financings to fund the construction of three new ATBs and the Partnership's remaining committed equity contributions to the Joint Venture. Interest income will continue to decrease as funds in these escrow accounts are used to fund the construction of the three new ATBs and the Partnership's equity contributions to the Joint Venture. The Joint Venture also recorded $0.5 million of losses on derivative financial instruments during the three months ended December 31, 2007.

The net loss per basic and diluted limited partnership unit for the three months ended December 31, 2007 was $0.07 compared to a net loss of $0.05 for the three months ended December 31, 2006.

EBITDA increased by $3.0 million to $14.7 million for the three months ended December 31, 2007 from $11.7 million for the comparable period in 2006. The increase was primarily due to the increase in voyage revenues of $6.7 million, offset by increases in vessel operating expenses and voyage expenses of $1.5 million and $2.0 million, respectively. EBITDA for the 2007 period reflects a $0.5 million loss on derivative financial instruments recorded by the Joint Venture, partially offset by the $0.4 million minority interest in the loss of the Joint Venture. The EBITDA for the comparable 2006 period reflects a $0.1 million increase due to recording the minority interest in the loss of the Joint Venture. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Year Ended December 31, 2007

The financial results for 2007 were impacted favorably by higher net voyage revenues of $18.3 million compared to 2006 and by a $3.5 million contract settlement received by the Partnership and included in "Other Income" during 2007. The increase in net voyage revenues in 2007 was principally the result of the Sea Venture being in service for a full year compared to six months in 2006, the addition of the ATB Freeport to the fleet in July 2007, as well as increased charter rates and days worked due to fewer drydocks in 2007, partially offset by increased voyage expenses due to higher fuel prices. These favorable items were partially offset by an increase in interest expense of $14.2 million due primarily to increases in borrowings to finance the Partnership's newbuild program, an increase in depreciation and amortization of $6.5 million due primarily to depreciation related to the timing of drydocks and the addition of the ATB Freeport to the Partnership's fleet in July 2007, higher vessel operating expenses of $6.2 million relating primarily to the inclusion of a full year of operations for the Sea Venture and the addition of the ATB Freeport. Net income per basic and diluted limited partnership unit for was $0.26 for 2007 compared to $0.37 for 2006.

EBITDA increased by $14.3 million to $63.8 million for 2007 from $49.5 million for 2006. The increase was primarily due to the increase in voyage revenues of $26.6 million, offset by increases in vessel operating expenses, voyage expenses and general and administrative expenses of $6.2 million, $8.3 million and $2.0 million, respectively. EBITDA for the 2007 period reflects a contract settlement of $3.5 million, a $0.2 million gain on derivative financial instruments recorded and the recording of the $0.4 million minority interest in the loss of the Joint Venture. EBITDA in the 2006 period was negatively impacted by a non-recurring $2.4 million loss on debt extinguishment, offset by a $1.9 million gain on derivative financial instruments and the recording of the $0.4 million minority interest in the loss of the Joint Venture. EBITDA is a non-GAAP measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Distributable Cash Flow

Distributable cash flow ("DCF") for the year ended December 31, 2007 was $42.0 million, or 1.39 times the cash distribution of $30.2 million actually declared in respect of the year. For the quarter ended December 31, 2007, DCF was $8.2 million, or 1.62 times the cash distribution of $5.1 million declared in respect of the period. DCF for the year and fourth quarter would have been 1.26 and 0.98 times, respectively, the distributions that would have been paid if a distribution had been made on the subordinated units in respect of the fourth quarter of 2007. As permitted by the Partnership agreement, the calculation of DCF includes two addbacks for financing costs incurred relative to the Partnership's construction projects. The distribution addback represents the distributions on units issued to finance the funding of the Partnership's commitment to the Joint Venture entered into by the Partnership in 2006. The additional interest adjustment is attributable to interest expense incurred on borrowings used to fund the construction of three ATBs. DCF varies from quarter to quarter based on the timing of drydocks. DCF is a non-GAAP financial measure explained in greater detail below under "Use of Non-GAAP Financial Information."

Financial Position, Liquidity and Other

As previously noted, the Partnership's ITB fleet is currently its largest source of voyage revenue and EBITDA. As such, the expiration of the Hess Support Agreement in September 2007, under which the Partnership was assured minimum charter rates for its ITB fleet, the fact that more of the ITBs are expected to operate in the spot market rather than under long-term charters, increased volatility in rates in the spot market due to an increasing supply of vessels, and higher operating expenses of its ITBs due to their age and the new union contracts will negatively impact the operating income and EBITDA provided by the ITBs over the next several years.

Based on the Partnership's projected utilization and charter rates for its fleet in 2008 in light of expected increases in the number of vessels operating in the spot market, the projected delivery of two articulated tug barges currently under construction on-time and on-budget in the second half of 2008, and current economic and market conditions, management currently anticipates that in 2008 the Partnership will continue to pay the minimum $0.45 quarterly distribution on the common units and will remain in compliance with all financial covenants under its credit facility.

With regard to the fifth ATB in the Partnership's ATB newbuild series, the Partnership has secured from Manitowoc Marine Group an extension of its option to cancel the contract for the construction of the fifth barge until June 30, 2008. Additionally, the Partnership has negotiated an amendment of its contract with Eastern Shipbuilding Group, Inc. to extend the option to construct the fifth tug of the series until June 30, 2008 as well.

Earnings Conference Call

We have scheduled a conference call for Monday, February 11, 2008 at 8:30 am Eastern time, to review the Partnership's fourth quarter results. Dial-in information for this call is 1-866-713-8395 (Domestic) and 1-617-597-5309 (International). The participant passcode is 14934724. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic "coastwise" trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. The Partnership's existing fleet consists of eleven tank vessels: six integrated tug barge units; one product tanker; three chemical parcel tankers and one ATB that was delivered in June 2007 and entered service in July 2007. The Partnership has embarked on a capital construction program to build additional ATBs and, through a joint venture, additional tank vessels that upon completion will result in the Partnership having one of the most modern fleets in service. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership's filings with the SEC and include, among other things, future charter rates, demand in the spot market for vessels and timely and on budget delivery in the second half of 2008 of two ATBs currently under construction.

                         U.S. Shipping Partners L.P.
                    Consolidated Statements of Operations
             (in thousands, except for per unit data) (unaudited)

                          For the Three Months Ended  For the Year Ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2007        2006        2007        2006
                            ----------  ----------  ----------  ----------

Voyage revenue              $   43,467  $   36,792  $  176,729  $  150,133
                            ----------  ----------  ----------  ----------
Vessel operating expenses       16,569      15,032      65,656      59,493
% of voyage revenue               38.1%       40.9%       37.2%       39.6%
Voyage expenses                  8,315       6,353      35,824      27,506
% of voyage revenue               19.1%       17.3%       20.3%       18.3%
General and administrative
 expenses                        3,840       3,815      15,533      13,539
% of voyage revenue                8.8%       10.4%        8.8%        9.0%
Depreciation and
 amortization                    9,862       8,271      37,795      31,305
Other expense (income)               -           -      (3,486)          -
                            ----------  ----------  ----------  ----------
  Total operating
   expenses, net                38,586      33,471     151,322     131,843
                            ----------  ----------  ----------  ----------
  Operating income               4,881       3,321      25,407      18,290
  % of voyage revenue             11.2%        9.0%       14.4%       12.2%
Interest expense                 8,461       7,573      30,881      16,634
Interest income                 (1,913)     (3,076)     (9,631)     (5,413)
Loss on debt extinguishment          -           -           -       2,451
Loss (gain) on derivative
 financial instruments             470           -        (199)     (1,913)
                            ----------  ----------  ----------  ----------
  (Loss) income before
   income taxes and
   minority interest            (2,137)     (1,176)      4,356       6,531
(Benefit) provision for
 income taxes                     (352)       (131)        (94)      1,077
                            ----------  ----------  ----------  ----------
  (Loss) income before
   minority interest            (1,785)     (1,045)      4,450       5,454
Minority interest in Joint
 Venture loss                      422         120         366         421
                            ----------  ----------  ----------  ----------
  Net (loss) income         $   (1,363) $     (925) $    4,816  $    5,875
                            ==========  ==========  ==========  ==========

General partner's interest
 in net (loss) income       $      (27) $      (18) $       96  $      118
Limited partners' interest in:
  Net (loss) income         $   (1,336) $     (907) $    4,720  $    5,757
  Net (loss) income per
   unit - basic and diluted $    (0.07) $    (0.05) $     0.26  $     0.37
  Weighted average units
   outstanding - basic          18,234      18,234      18,234      15,586
  Weighted average units
   outstanding - diluted        18,234      18,234      18,236      15,586

                         U.S. Shipping Partners L.P.
                      Supplemental Operating Statistics

                          For the Three Months Ended  For the Year Ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2007        2006        2007        2006
                            ----------  ----------  ----------  ----------
 Total fleet
 Vessel days                     1,012         920       3,834       3,490
 Days worked (1)                   899         816       3,585       3,233
 Drydocking days                    79          98         146         219
 Net utilization (1) (2)            89%         89%         94%         93%
 Average time charter
  equivalent rate (3) (4)   $   39,906  $   37,277  $   39,504  $   37,928

  (1)  Does not include 25 days and 61 days of unscheduled off-hire in the fourth quarter of 2007 and full year 2007 that were required to repair damages the ITB Baltimore sustained during Hurricane Dean while in the shipyard after completing its regularly scheduled drydocking. As a result days worked is reduced by these amounts and net utilization is negatively affected.
  (2)  Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days
       (number of vessels x calendar days) for that period.
  (3)  Average time charter equivalent rate is equal to net voyage revenue earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.
       Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.
  (4)  The 2007 calculations of average time charter equivalent rate do not include approximately eighteen days worked by the ITB Philadelphia for which no net voyage revenue was recorded in 2007.

                        U.S. Shipping Partners L.P.
        Reconciliation of Non-GAAP Financial Measures to GAAP Measures
                        (in thousands) (unaudited)

  Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

                          For the Three Months Ended  For the Year Ended
                                 December 31,            December 31,
                            ----------------------  ----------------------
                               2007        2006        2007        2006
                            ----------  ----------  ----------  ----------

Net (loss) income           $   (1,363) $     (925) $    4,816  $     5,875
Adjustments to reconcile net
 (loss) income to EBITDA:
Depreciation and
 amortization                    9,862       8,271      37,795       31,305
Interest expense, net            6,548       4,497      21,250       11,221
(Benefit) provision for
 income taxes                     (352)       (131)        (94)       1,077
                            ----------  ----------  ----------  -----------
EBITDA                      $   14,695  $   11,712  $   63,767  $    49,478
                            ==========  ==========  ==========  ===========

                            U.S. Shipping Partners L.P.
                            Distributable Cash Flow (1)
                            (in thousands) (unaudited)

                                          For the             For the
                                       Three Months            Year
                                           Ended               Ended
                                     December 31, 2007   December 31, 2007
                                     -----------------   -----------------
      Net (loss) income              $          (1,363)  $           4,816
      Adjustments to reconcile net
       (loss) income to
       distributable cash flow:
Add:  Depreciation and amortization (2)         10,328              39,517
      Distribution addback (3)                   1,996               8,103
      Additional interest adjustment (3)         2,581              13,840
      Benefit for income taxes                    (352)                (94)
      Partnership interest in Joint
       Venture loss (4)                            281                 244
Less: Estimated maintenance capital
       expenditures (5)                          5,225              20,900
      Payments to Hess under support
       agreement                                     -               3,298
      Gain on derivative financial
       instruments                                   -                 173
      Income taxes paid                              -                   9
                                     -----------------   -----------------
         Distributable cash flow     $           8,246   $          42,046
                                     =================   =================

      Expected cash distribution in
       respect of the period (6)     $           8,374   $          33,490
      Distribution coverage                       0.98                1.26
      Actual cash distribution in
       respect of the period         $           5,102   $          30,218
      Distribution coverage                       1.62                1.39

  (1)  Distributable Cash Flow provides additional information for evaluating our ability to pay the minimum quarterly distributions on the outstanding common and subordinated units and the 2% general partner interest.
  (2)  Includes amortization of deferred financing costs, which is included in interest expense in the Consolidated Statements of Operations.
  (3)  Our partnership agreement allows us to addback interest paid on debt incurred and distributions paid on equity issued to finance the construction of a capital improvement or replacement asset and paid during the period beginning on the date the Partnership enters into a binding obligation to commence construction of such capital improvement and ending on the date the capital improvement is placed in service, abandoned, or sold.
  (4)  The income and expenses incurred by the Joint Venture are excluded from the Partnership's distributable cash flow.
  (5)  Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent. This estimate was
       $20.9 million for 2007.
  (6)  Represents the total distributions that would have been paid if distributions were paid on both the subordinated units and the 2%
       general partner interest in the fourth quarter of 2007.

Contact Information:
Albert Bergeron
Chief Financial Officer
U.S. Shipping Partners L.P.
1-866-467-2400